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                                                                     EXHIBIT 4.7

                              SECOND AMENDMENT TO
                 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     This Second Amendment to 1996 Non-Employee Director Stock Option Plan (this "Amendment") is executed by an authorized officer of SRI/Surgical Express, Inc. (f/k/a Sterile Recoveries, Inc.) (the "Company") to record the following amendments to the Company's 1996 Non-Employee Director Stock Option Plan (the "Plan") that were approved as of June 1, 1999, by the Board of Directors of the
Company:

     1.   Incorporation by Reference. Unless otherwise expressly defined in
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this Amendment, all capitalized terms used in this Amendment have the respective meanings ascribed to them in the Plan, and the definitions of those terms contained in the Plan are incorporated by reference in this Amendment.

     2.   Amendments to Section 2. The definition of "Fair Market Value"
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contained in Section 2 of the Plan is amended in its entirety to state as follows:

     "Fair Market Value" means, as of any particular date, the mean average of the high and low prices of the Shares as quoted in the Wall Street Journal on that date.

     3.   Amendment to Section 3. Section 3 is amended in its entirety to state
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     as follows:

     3.   Limits on Options
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          The total number of Shares with respect to which Options may be granted under the Plan shall not exceed in the aggregate 200,000 Shares, subject to adjustment as provided in Section 5 hereof. If any Option expires, terminates, or is terminated for any reason prior to its exercise in full, the Shares that were subject to the unexercised portion of such Option shall be available for future grants under the Plan.

     3.   Continued Effectiveness; Effective Date. Except as amended by this
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Amendment, the Plan continues in full force and effect. Once adopted by the
Board of Directors, this Amendment will have an effective date of June 1, 1999, and is applicable to all options granted under the Plan since that date.

                                    Adopted by Board of Directors
                                    as of June 1, 1999

                                    SRI/SURGICAL EXPRESS, INC.

                                    By:_______________________________
                                         Richard T. Isel, President
                                              (Corporate Seal)
ATTEST:


______________________________
James T. Boosales, Secretary